UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Lawson Products, Inc.

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LAWSON Products

Notice of Annual Meeting and Proxy Statement

LAWSON WIRE RACK

2021

Lawson Products, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 11, 2021
________________

TO THE STOCKHOLDERS:

We are very pleased that this year’s Annual Meeting will be our first time hosting a completely virtual meeting of stockholders, which will be conducted solely online via live webcast on May 11, 2021, at 10:00 a.m., Central Time. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically by visiting: www.meetingcenter.io/296528698 on the meeting date and time described in the accompanying proxy statement. The password for the meeting is LAWS2021. There is no physical location for the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
What will I be voting on?

(1)Election of four directors (see page 6);
(2)Ratification of the Appointment of BDO USA, LLP (see page 9);
(3)To approve, in a non-binding vote, the compensation of our named executive officers (say-on-pay) (see page 10);
(4)Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 17, 2021, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2020 Annual Report on Form 10-K. We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process will provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company's 2020 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors
Richard D. Pufpaf
Secretary

Chicago, Illinois
April 1, 2021

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2021
________________
QUESTIONS AND ANSWERS ABOUT THE 2021
ANNUAL MEETING AND VOTING

How do I vote?
You can vote at the Annual Meeting using the voting procedures set forth at www.meetingcenter.io/296528698 or by proxy without attending the meeting. Even if you expect to attend the virtual annual meeting, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the virtual meeting and vote using the voting procedures set forth at www.meetingcenter.io/296528698.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:
(1) Revoking it by written notice to Richard D. Pufpaf, our Secretary, at 8770 West Bryn Mawr Avenue, Suite 900, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;
(2) Delivering a later-dated proxy (including a telephone or Internet vote); or
(3) Voting at the meeting using the voting procedures set forth at www.meetingcenter.io/296528698.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 17, 2021. As discussed in Proposal 1, the Election of Directors, the Company uses cumulative voting. For all other proposals, you will have one vote for every share of common stock that you own.

How many shares are entitled to vote?
There are 9,066,547 shares of Lawson common stock outstanding as of March 17, 2021 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?
•Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.
•If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.
•In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.
•Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.
What if I vote “abstain”?
A vote to “abstain” on the election of directors, ratification of BDO or the approval of the compensation paid to the named executive officers will have no effect on the outcome of each respective proposal.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don't return my proxy card and don't attend the Virtual Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you are not a holder of record, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

“Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:
•As required by law;
•To the inspectors of voting; or
•In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about April 1, 2021 in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 17, 2021 are entitled to notice of and to vote at the Annual Meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $7,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

Corporate Governance Highlights

The table below highlights key corporate governance initiatives adopted by the Board of Directors (the "Board" or "Board of Directors") or otherwise, approved by shareholders.

Company Action	Shareholder Impact	Additional Detail	Board Recommendation
Board Diversity Policy
The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance.
		Corporate Governance Section	Adopted at the March 2020 Board Meeting

Social and Environmental Responsibility Policy
The Company is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks. Sets out the framework for managing our social and environmental commitment.
		Corporate Governance Section	Adopted at the March 2020 Board Meeting

Board Declassification	Provides for annual election of directors. A declassified board generally means board members are held accountable and are more responsive to shareholders.	Corporate Governance Section	Adopted at the 2020 annual meeting

Corporate Governance Principles	The Corporate Governance principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management.	Corporate Governance Section	Updated in 2020

Clawback Policy
The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
		Corporate Governance Section	Adopted at the March 2011 Board Meeting

Anti-Hedging
Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company common stock.

		Corporate Governance Section	Adopted at the March 2011 Board Meeting

Cybersecurity	Cybersecurity is a key enterprise risk. As a result, the Audit Committee reviews our cybersecurity risk management practices and performance, primarily through reports provided by the Chief Information Officer (“CIO”) and the internal audit department on the Company’s cybersecurity management program.	Corporate Governance Section	Annual Policy Review

Stockholders to call special meeting
Increases director accountability. In the event that our Board does not take into account the wishes of our stockholders on any outstanding matter, the stockholders have the ability to bring up such matters at a special meeting. Provides stockholders of the Company the ability to provide their views as to the corporate governance of the Company through the call of a special meeting.
		By-Laws	Adopted in 2020

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the four persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

In May 2020, the stockholders of the Company approved the declassification of the Board of Directors. Directors in Class II elected at the annual meeting of stockholders in 2020 have a term expiring at the 2021 annual meeting, directors in Class III have a term expiring at the 2021 annual meeting, and directors in Class I have a term expiring at the annual meeting of stockholders in 2022. As a result, the Class II and Class III directors are presented for election in this proxy statement. At the 2022 annual meeting, the board will be fully declassified.

The current By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board determines from time to time. The size of the Board of Directors is currently set at eight members and will be reduced to seven members following the 2021 annual meeting to reflect the directors nominated for election set forth below and the directors continuing in office. At the annual meeting, four directors are to be elected to serve until the 2022 annual meeting of stockholders. The remaining directors are serving until the conclusion of their three-year term in 2022. At the 2022 annual meeting, all directors will be up for election and will then stand for re-election on an annual basis.

THE FOUR NOMINEES FOR THE BOARD OF DIRECTORS

Directors to Serve Until 2022

Name	Age	First Year Elected/Appointed Director
Andrew B. Albert	75	2009
I. Steven Edelson	61	2009
J. Bryan King	50	2017
Bianca A. Rhodes (1)	62	2021
(1) Appointed by the Board on February 15, 2021

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Transco, Inc., a diversified industrial company, the Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is a co founder of GFRB llc., a global distribution company that specializes in supply chain optimization. Mr. Edelson is a Director of Bionanosim a leading drug delivery and drug discovery company based in Israel. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

J. Bryan King, CFA, is a Principal of Luther King Capital Management Corporation ("LKCM"), an SEC-registered investment adviser with approximately $21.6 billion of assets under management as of December 31, 2020, and Managing Partner of LKCM Headwater Investments, the private-equity arm of LKCM. Mr. King has acted as an investment manager responsible for micro and small-capitalization public and private investments since 1994. Mr. King established and leads several alternative investment partnerships, such as LKCM Capital Group, LKCM Private Discipline Partnership, and LKCM Headwater Investments, that focus approximately $2 billion of their collective flexible capital on long-term investment strategies in public and private companies. In 2003, Mr. King established the LKCM Distribution Holdings oversight advisory board of operating partners and thought leaders to support LKCM Capital Group and its affiliates' investment activities in the distribution, packaging, shop, field and engineering services, and rental focused businesses. TestEquity, Relevant Solutions, Leading Quality Assurance, Industrial Distribution Group, Rawson and Golden State Medical Supply are among the businesses where Mr. King has served as Chairman of the Board of Directors and the Managing Partner. He also has served in various capacities on and alongside of many other boards of both public and private companies, as well as numerous civic organizations. These professional experiences, along with Mr. King's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Bianca A. Rhodes a.k.a Bianca A. Martinez Rhodes has served as the President and Chief Executive Officer of Knight Aerospace Medical Systems, LLC, a global leader in custom air medical transport products, since 2014. Prior to that time, she founded CrossRhodes Consulting where she advised private enterprises on financial and operating issues helping them to raise capital and structure buyouts while also managing a family real estate business. Ms. Rhodes began her career as a commercial banker with the National Bank of Commerce in San Antonio and later joined TexCom Management Services, a computer leasing company. At TexCom she was instrumental in the sale of the Company to Intelogic Trace (NYSE:IT) where she became the CFO. Additionally, she has served as CFO of Kinetics Concepts Inc. (NASDAQ:KNCI), a global corporation that produces medical technology for wounds and wound healing. During her tenure there, she engineered a successful turnaround, significantly increasing the company’s value, prior to going private. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Ms. Rhodes to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2022

Name	Age	First Year Elected Director
Michael G. DeCata	63	2013
Lee S. Hillman	65	2004
Mark F. Moon	58	2019

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

Michael G. DeCata was appointed President and CEO of Lawson Products on September 24, 2012. He was elected to the Board of Directors in 2013. Prior to his appointment, Mr. DeCata worked in private equity, conducting acquisition analysis and due diligence for private equity firms in New York, Connecticut and Boston from 2009 to 2012. Prior to that, he was President of Chefs' Warehouse, a $300 million specialty food distributor from 2006 to 2009. From 2008 until 2013, he served on the Board of Directors of Crescent Electric Supply. Prior to his position at Chefs' Warehouse, he was the Vice President of Fleet Operations and also led the Contractor Supplies Division of United Rentals, a $4.0 billion construction equipment rental company. From 1997 until 2002, he led the eastern region of W.W. Grainger representing over $1.4 billion in sales and consisting of 152 branch locations and a team of approximately 2,000. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997. Mr. DeCata currently serves on the Board of Directors of the National Association of Wholesale Distributors ("NAW") as the 2nd Vice Chairman and the Board of Directors of the NAW Institute. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as the lead independent director of Lawson Products, Inc., since March 2017. Mr. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Mr. Hillman has also served as Chief Executive Officer of Performance Health Systems, LLC, a business distributing Power Plate™ and bioDensity® branded, specialty health and exercise equipment since 2012, and its predecessor since 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International (“Power Plate”) and from 2004 through 2006 as CEO of Power Plate North America. Previously, from 1996 through 2002, Mr. Hillman was CEO of Bally Total Fitness Corporation, then the world’s largest fitness membership club business. Mr. Hillman currently serves as chair of the Audit Committee and member of the Compensation Committee of Business Development Corporation of America, chair of the Audit Committee of Broadtree Residential, Inc,, chair of the Audit Committee of Franklin BSP Capital Corporation and chair of the Audit Committee of Trinity Acquisition Corporation. Previously he has served as a member of the Board of Directors of HC2 Holdings, Inc., HealthSouth Corporation, Wyndham International, RCN Corporation (where he was Chairman of the Board), Bally Total Fitness Corporation (where he was Chairman of the Board), Continucare Corp. and Professional Diversity Network, Inc. He also served as a member of the Board of Trustees of the Adelphia Recovery Trust. These professional experiences, along with Mr. Hillman’s particular knowledge and experience in restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

Mark F. Moon has served as President of MFM Advisory Services since 2016 and as an advisor and operating partner for Luther King Capital Management and Bertram Capital since 2016 and 2018, respectively. In 2016, Mr. Moon joined the Board of Directors for BearCom LLC, which is the largest value-added distributor of two-way radio communications and solutions. Mr. Moon also serves on the Board of Directors for TestEquity LLC, which is the premier value-added distributor of electronic test and measurement solutions and eMRO tools and supplies. Mr. Moon served for more than thirty years with Motorola Solutions, Inc. from 1985 until 2016. During this time, he held a variety of leadership roles culminating in the responsibility for leading 10,000+ employees located in 100+ countries. Prior to his retirement, he served as President with responsibilities for the strategy of the company and leading all aspects of global operations including Sales and Marketing, Product Research and Development, Software and Services, and Supply Chain. In addition, Mr. Moon served as Chairman of the Board of Directors for Vertex Standard, as a member of the Board of Directors for the National Fallen Firefighters Foundation and as a member of the Advisory Board of the Georgia Institute of Technology’s School of Industrial and Systems Engineering where he was named to the Academy of Distinguished Engineering Alumni in 2014. These professional experiences, along with Mr. Moon’s particular knowledge and expertise in sales and marketing, global operations and supply chain, qualify him to serve as a Director.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP

The Audit Committee of the Board of Directors has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of BDO USA, LLP be ratified by stockholders.

Audit services provided by BDO USA, LLP for the fiscal year ended December 31, 2020 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, BDO USA, LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By BDO USA, LLP" for a description of the fees paid to BDO USA, LLP in 2020 and 2019, respectively.

One or more representatives of BDO USA, LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of BDO USA, LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers ("NEOs"), as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Overview ("Overview") section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure.

The Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s NEOs (commonly known as a "Say-on-Pay Proposal") at its 2011 annual meeting of stockholders. The Company held its most recent stockholder vote on the frequency of such Say-On-Pay Proposals at its 2017 annual meeting of stockholders and, at such meeting, the stockholders of the Company elected to hold a say-on-pay vote every year. In light of the foregoing, the Compensation Committee implemented a stockholder advisory vote on executive compensation on an annual basis. At our annual meeting of stockholders held on May 12, 2020, our Say-on-Pay Proposal received 98.4% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this most recent stockholder vote strongly endorsed the compensation philosophy of the Company.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent critical to our success. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. Our performance-based annual incentive program rewards the Company's NEOs for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of market stock units ("MSUs"), stock performance rights ("SPRs"), restricted stock units ("RSUs"), performance-based awards ("PAs") and restricted stock awards ("RSAs"), reward long-term performance and align the interests of management with those of our stockholders.

Performance-based cash and equity awards directly align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company's stock price and performance against established return on invested capital ("ROIC") goals. In addition, performance-based cash and equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives' compensation at risk if our objectives are not achieved. The Company also has adopted and adheres to best practices in executive compensation, including the adoption and maintenance of clawback provisions, post-vest holding period requirements for selected executive officers, prohibitions on hedging, and other policies, and eschews problematic pay practices. For example:

•our compensation programs are heavily weighted toward performance-based compensation;
•we have adopted and maintain compensation clawback provisions;
•we require a post-vest holding period requirements for our CEO and EVPs;
•we prohibit executives and directors from hedging their company stock ownership;
•we do not provide for single-trigger payment or tax gross-ups for change-in-control payments;
•we do not provide supplemental pension benefits or any other perquisites for former or retired executives;
•we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances or executive life insurance;
•we have a succession plan for the CEO and other NEOs;
•we have separated the roles of Board Chairman and CEO;
•we do not pay or provide payments for terminations for cause or resignations other than for good reason; and
•our Compensation Committee is composed solely of independent, outside directors and it retains its own independent compensation consultant.

The Board believes that this information provided on the previous page and within the Overview section starting on page 20 of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Overview, the compensation tables and narrative disclosures in this Proxy Statement."

Because the vote is advisory, it will not be binding on the Board. The vote on this Say-On-Pay Proposal is not intended to address any specific element of compensation. However, as in the past, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

Recommendation of the Board

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE OVERVIEW, THE COMPENSATION TABLES AND NARRATIVE DISCLOSURES IN THE PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 17, 2021 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, each director and director nominee, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of the Company's shares of common stock issued and outstanding as of March 17, 2021 is 9,066,547.

	Sole Dispositive Power		Restricted Stock Awards (1)	Total	%
Five Percent Stockholders
Luther King Capital Management Corporation	4,343,508	(2)	—	4,343,508	47.9%
301 Commerce Suite 1600
Fort Worth, Texas 76102
Dimensional Fund Advisors LP	568,584	(3)	—	568,584	6.3%
6300 Bee Cave Road
Austin, Texas 78746

Non-Executive Directors
Andrew B. Albert	51,927		2,193	54,120	0.6%
I. Steven Edelson	36,927		2,193	39,120	0.4%
Lee S. Hillman	41,216		2,193	43,409	0.5%
Charles D. Hale	2,009		2,193	4,202	*
J. Bryan King	4,350,556	(4)	—	4,350,556	48.0%
Mark F. Moon	3,705		2,193	5,898	*
Bianca A. Rhodes	—		—	—	*

Named Executive Officers
Michael G. DeCata	113,291		8,141	121,432	1.3
Neil E. Jenkins	38,372		4,327	42,699	0.5
Ronald J. Knutson	27,978		6,823	34,801	0.4

All Officers & Directors	4,665,981		30,256	4,696,237	51.8

(1)    Unvested restricted stock awards, which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company's Common Stock on their respective vesting dates.
(2)    Based on a Form 13D/A filed with the SEC on March 16, 2020. Includes (i) 1,699,871 shares held by PDLP Lawson, LLC, a wholly-owned subsidiary of LKCM Private Discipline Master Fund, SPC (PDP), (ii) 250,000 shares held by LKCM Investment Partnership, L.P. (LIP), (iii) 26,827 shares held by LKCM Micro-Cap Partnership, L.P. (Micro), (iv) 10,490 shares held by LKCM Core Discipline, L.P. (Core), (v) 592,326 shares held by LKCM Headwater Investments II, L.P. (Headwater), (vi) 1,761,494 shares held by Headwater Lawson Investors, LLC (HWLI), and (vii) 2,500 shares held by a separately managed portfolio for which Luther King Capital Management Corporation (LKCM) serves as investment manager. LKCM is the investment manager for PDP, LIP, Micro, Core, Headwater and HWLI. J. Luther King, Jr. is a controlling stockholder of LKCM and general partner of LIP, J. Luther King, Jr. and J. Bryan King are controlling members of the general partners of Micro and Core, and J. Bryan King is a controlling member of the general partners of Headwater and PDP and serves as managing member of HWLI. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Securities Exchange Act of 1934, as amended, and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote 4.
(3)    Based on Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP beneficially held sole voting power for 551,394 shares and held sole dispositive power for 568,584 shares on December 31, 2019.
(4)    Includes (i) 1,699,871 shares held by PDP, (ii) 250,000 shares held by LIP, (iii) 26,827 shares held by Micro, (iv) 10,490 shares held by Core, (v) 592,326 shares held by Headwater, (vi) 1,761,494 shares held by HWLI, (vii) 2,500 shares held by a separately managed portfolio for which LKCM serves as investment manager, and (viii) 7,048 shares held directly by Mr. King. LKCM Private Discipline Management, L.P. holds the management shares of PDP, and LKCM Alternative Management, LLC (PDP GP) is its general partner. LKCM Micro-Cap Management, L.P. (Micro GP) is the general partner of Micro. LKCM Core Discipline Management, L.P. (Core GP) is the general partner of Core. LKCM Headwater Investments II GP, L.P. (Headwater GP) is the general partner of Headwater. Mr. King is a controlling member of PDP GP, Micro GP, Core GP, and Headwater GP and is the managing member of HWLI. Mr. King expressly disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein. See also footnote 2.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and President and Chief Executive Officer ("CEO") may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board is currently held by J. Bryan King, who was elected by the Board on March 18, 2019, and the position of CEO is currently held by Mr. Michael G. DeCata. This separation of the Chairmanship and the CEO position has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company's stockholders to continue with this structure at this time. In March 2017, the Board created the position of lead independent director and appointed Mr. Lee S. Hillman to this position to help reinforce the independence of the Board as a whole. Prior to Mr. Hillman’s appointment, the Board did not have a lead independent director.

Lead Independent Director

Pursuant to our Corporate Governance Principles, the lead independent director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other independent directors, interface with and advise the Chairman of the Board, and perform such other duties as are specified in the charter or as our Board may determine. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board chairperson. The lead independent director's responsibilities include that he/she:
•presides at all Board meetings at which the Chairman of the Board is not present and at all executive sessions;
•has authority to call meetings of the independent directors;
•serves as a liaison between the Chairman of the Board and the independent directors, and between the Chairman of the Board and CEO if the roles are held by different individuals, when necessary to provide a supplemental channel of communication;
•works with the Chairman of the Board in developing and approving Board meeting agendas, schedules, and information provided to the Board;
•in conjunction with the Chair of the Compensation Committee, facilitates and communicates the Board’s performance evaluation of the CEO;
•guides the CEO succession process together with the Compensation Committee and with input from the Nominating and Governance Committee (and similarly guides the Chairman of the Board succession process if the Chairman of the Board and CEO roles are held by different individuals);
•ensures the implementation of a Committee self-evaluation process; reviews reports from each Committee to the Board; and provides guidance to Committee Chairs, as needed, with respect to Committee topics, issues, and functions;
•facilitates the Board’s self-evaluation process; and
•communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices when appropriate.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. All committees have adopted a charter for their respective committee. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the Annual Meeting, but from time to time, other commitments may prevent a director from attending a meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2020, the directors attended on average, either in person or via teleconference or video conference, 100% of the meetings of the Board of Directors and 100% of the respective committees' meetings on which they served. As required under the applicable Nasdaq listing standards, in the fiscal year ending December 31, 2020, our independent directors met four times in regularly scheduled executive sessions at which only our independent directors were present.

All of the directors attended the last Annual Meeting held on May 12, 2020. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

Director	Board of Directors	Audit	Compensation	Nominating & Corporate Governance
Andrew B. Albert	8	8	5	4*
Michael G. DeCata	8
I. Steven Edelson	8	8	5	4
Charles D. Hale	8	8		4
Lee S. Hillman	8	8*	5*
J. Bryan King	8*
Mark F. Moon	8		5	4
Number of Meetings Held	8	8	5	4
* Chairperson as of December 31, 2020

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.
The Audit Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Charles D. Hale. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Hillman is an “audit committee financial expert” as such term is defined by the SEC.
The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives; and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and other executive officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Mark F. Moon. Each member of the Compensation Committee has satisfied the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code").

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee consists of Andrew B. Albert (Chair), I. Steven Edelson, Charles D. Hale and Mark F. Moon. Each member of the Nominating and Governance Committee has satisfied the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary of Lawson Products, Inc., 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. In order for a stockholder to nominate a candidate for director, under the Company's Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, a stockholder's notice shall be mailed or delivered to the Secretary of the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year's meeting. The Company's Charter is not inconsistent with the By-Laws' provisions. The Company's Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Board and Nominating and Governance Committee does have a policy with regard to consideration of diversity in identifying director nominees as set forth under “Board Diversity Policy” below. The Nominating and Governance Committee will consider a candidate's qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate's technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees. Ms. Rhodes was referred by J. Bryan King as a board prospect to the Nominating and Governance Committee, which then conducted a thorough background check prior to nominating her to be appointed to the Board of Directors.

Determination of Independence

The Company's Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, Charles D. Hale, Lee S. Hillman, Mark F. Moon and Bianca A. Rhodes are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. King, our Chairman of the Board, and Mr. DeCata, our CEO, are not considered independent directors.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Code of Conduct

The Company has adopted a Code of Conduct (the “Code of Conduct”) applicable to all employees and to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company's website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives.

The Board of Directors Role in Risk Oversight and Assessment

 The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•The Audit Committee provides oversight of the Company's Enterprise Risk Management program related to the Company's financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function; and
•The Compensation Committee oversees the Company's compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company's assets.

The Company has retained a consulting firm to serve as its internal audit department to monitor and test the adequacy of the internal controls and report the results of this oversight function to the Audit Committee on a regular basis. Part of the internal audit department's mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company's network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company's business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. An example of our commitment to risk management is our adherence to the ISO 9001:2015 Standards ("ISO Standards") which is a quality management system that encompasses the supply chain and distribution centers. ISO standards require that we identify risks in the quality management system, plan actions to address the risk, and evaluate the effectiveness of those plans. We are audited by a third-party ISO certifier, and as part of this audit, we must demonstrate and show evidence of three items; the risks, the plan to address the risks, and the monitoring of the effectiveness of our internal controls.

The Company has also established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensures they are accurate and complete and fairly present Lawson's financial condition and results of operations in all material respects.

Additionally, the Company has established and communicated to its employees a Code of Conduct, as mentioned previously, and maintains an ethics helpline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated website or through a toll-free telephone number. The Company requires annual ethics training of all employees.

Cybersecurity

We are committed to properly addressing the growing threat of cybersecurity that we face in today’s global business environment. We have identified cybersecurity as a key enterprise risk. As a result, the Audit Committee reviews our cybersecurity risk management practices and performance, primarily through reports provided by the Chief Information Officer (“CIO”) and the internal audit department on the Company’s cybersecurity management program. Among other things, these reports have focused on:

•recent cyber risk and cybersecurity developments;
•cyber risk governance and oversight;
•assessments by third party experts;

•key cyber risk metrics and activities; and
•major projects and initiatives.

We have also established a governance structure under our CIO that oversees investments in tools, resources, and processes that allows for the continued maturity of our cyber security posture. We continue to invest in improving our cybersecurity posture by investing in preventative measures. We have deployed both internal information technology resources and third-party resources in our continuing efforts to secure the environment.

Additionally, employees are provided with compulsory training that enables them to detect and report malware, ransomware and other malicious software or social engineering attempts that may compromise the Company’s information technology systems and are tested on this routinely. Employees are also required to complete compulsory training on handling sensitive data. As the cyber landscape evolves, both in our technology systems and in the broader context of the internet and expanding connectivity, management continually updates its cybersecurity approach to safeguard the Company’s sensitive information and assets.

Board Diversity Policy

In March of 2020, the Board of Directors approved a Board Diversity Policy. The Board believes that a board made up of highly qualified directors from diverse backgrounds and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance. To support this, the Nominating and Corporate Governance Committee will, when identifying candidates to recommend for appointment/election to the Board:

•consider only candidates who are highly qualified based on their experience, functional expertise, and personal skills and qualities;
•consider diversity criteria including gender, age, ethnicity and geographic background; and
•in addition to its own search, may engage qualified independent external advisors to conduct a search for candidates that meet the Board’s skills and diversity criteria to help achieve its diversity aspirations.

Board appointments will be based on merit and candidates will be considered against objective criteria, having due regard for the benefits of diversity on the Board, including gender. In furtherance of this commitment, the Nominating and Corporate Governance Committee shall require that the list of candidates to be considered by the Nominating and Corporate Governance Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity, and gender.

Social and Environmental Responsibility Policy

In March of 2020, the Board of Directors approved a Social and Environmental Responsibility Policy. Lawson is committed to understanding, monitoring and managing our social and environmental impact, and we recognize the importance of this responsibility as a discipline that helps us manage risks. In alignment with our Code of Conduct and our Corporate Governance Guidelines, we aim to ensure that matters of social and environmental responsibility are considered and supported in our operations and administrative matters and are consistent with Lawson stakeholders’ best interests.

This policy applies to activities undertaken by or on behalf of Lawson and sets out the framework for managing our social and environmental commitment, for which our Board has responsibility for the overall strategy. In addition, the Board has delegated the day-to-day responsibility of implementation and adherence to this policy to various Lawson leaders within the Company whose primary goal is to ensure that appropriate organizational structures are in place to effectively identify, monitor, and manage social and environmental responsibility issues and performance relevant to our business. This policy is built on the following areas that reflect existing and emerging standards of social and environmental responsibility. We will:

•Stakeholder Engagement: engage our key stakeholders including employees, customers, shareholders and suppliers, to ensure their needs and concerns are heard and addressed, and if appropriate, incorporated into our strategy;
•Decision Making: integrate social and environmental considerations in our decision-making processes;
•Compliance with Laws and Regulations: meet or exceed all legal and regulatory requirements, including social and environmental requirements, which are applicable to our business operations;

•Workplace: create a safe, healthy, fair and enriching working environment where all employees are treated with respect and are able to achieve their full potential;
•Environment: identify and minimize potential negative environmental impacts of our operations where possible;
•Supply Chain: work with vendors to strengthen the social and environmental aspects of products and services we deliver to our customers; and
•Supplier Code of Conduct: we are committed to the highest ethical standards in the conduct of our business affairs and in our relationships with suppliers and customers. The purpose of this policy is to communicate the policy we have in place for our employees regarding their receipt of business gifts, meals and entertainment.

Compensation Risk Assessment

The Compensation Committee has reviewed the compensation programs of the Company to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the Company’s existing compensation, with particular attention to the performance metrics, programs and practices that mitigate risk (e.g., post-vest holding requirements, clawback policies), and the mix of short-term and long-term compensation, and the Compensation Committee determined that these features promoted a responsible mix of compensation and risk.

Post-Vest Holding Requirement

In 2016, the Compensation Committee instituted a two-year post-vest holding requirement on market stock units ("MSUs"), restricted stock units ("RSUs"), restricted stock awards ("RSAs") and performance awards ("PAs") granted to the top three Named Executive Officers - the President and Chief Executive Officer, the Chief Financial Officer, Treasurer and Controller, and the Secretary and General Counsel to further align these executives' long-term interests with those of our stockholders. The executives subject to the holding requirement cannot transfer or otherwise dispose of one-hundred percent (100%) of certain equity awards granted after January 1, 2016, which vest, net of taxes, and convert to shares of common stock two years after such awards vest.

Clawback Policy

The Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, will be updated in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the three standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•Responsibilities of directors
•Board size
•Director independence
•Attendance at meetings
•Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.lawsonproducts.com. The Company will also provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION OVERVIEW

We qualify as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because our public float was less than $250,000,000 as of the last business day of our most recently completed second fiscal quarter. We have elected to provide in this proxy statement certain scaled disclosures as permitted under the Exchange Act for smaller reporting companies. Therefore, we do not provide in this proxy statement a compensation discussion and analysis or a compensation committee report, compensation and risk and compensation ratio disclosures, among other disclosures.

This section of the Proxy Statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers ("NEOs").

Named Executive Officer	Title
Michael G. DeCata	President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer, Treasurer and Controller
Neil E. Jenkins	Executive Vice President, Secretary and General Counsel

The 2020 Summary Compensation Table ("SCT") on page 44 represents compensation earned by the NEOs in fiscal 2020.

Executive Summary

Overview of 2020 Performance and Compensation

2020 Business Environment and Company Performance

Lawson serves the industrial, commercial, institutional and government maintenance, repair and operations ("MRO") market. Our initial strategic focus in 2020 was to continue to invest in the business and leverage our infrastructure to accelerate profitability while continuing to drive sales growth by hiring sales representatives, improving sales representative productivity and acquiring companies. However, in the second quarter of 2020, the Company's operations and performance were negatively impacted as state and local governments throughout the United States and Canada imposed strict COVID-19-related restrictions, including shutdowns of nonessential businesses and stay-at-home orders in response to the global pandemic.

The Company's 2020 financial performance was affected by the pandemic and a number of actions were taken by the Company, as described herein. These actions, in addition to the continued benefits from our previous investments and process improvements, further reinforce our beliefs that we have created a scalable infrastructure that will allow us to take full advantage of future growth opportunities. Our efforts in 2020 resulted in the following results and accomplishments in a challenging economic environment:

•Decreased Net Sales - A compensation performance metric, Net Sales, decreased 5.2% from $370.8 million in 2019 to $351.6 million in 2020.

•Decreased Adjusted EBITDA - A compensation performance metric, Adjusted EBITDA decreased 8.5% from $38.6 million in 2019 to $35.3 million in 2020.

•Stock Price and Market Capitalization - Despite the pandemic's impact on the Company, the Company's stock price declined 2.3% from $52.10 on December 31, 2019 to $50.91 on December 31, 2020. As a result, market capitalization declined 2.1% from $461.3 million in 2019 to $480.2 million in 2020.

•Acquisitions: We acquired Partsmaster from NCH Corporation. Partsmaster is a leading maintenance, MRO solutions provider that serves approximately 16,000 customers with approximately 200 sales representatives.

•Lean Six Sigma - Over the past five years, we have had well over 100 employees complete Lean Six Sigma training, which is a systematic data driven approach to analyzing and improving business processes.

Executive Compensation in 2020 Relative to Company Performance and Performance Measures

Pay-for-performance continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' objectives with our stockholders. We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return (“TSR”) (for additional detail, see the Total Stockholder Return section) while at the same time mitigating unnecessary or excessive risk-taking. We believe that Adjusted EBITDA and Adjusted Net Sales are the most critical factors driving our stock price.

Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include performance-based cash and equity awards. The following tables highlight the year-over-year relationship of the two key financial metrics of Company performance relative to incentive compensation payable in our Annual Incentive Plan ("AIP"). Additionally, to continue to support a key Company strategic growth initiative, we continued to include Net Sales from Acquisitions as a performance goal required to earn 10% of our CEO and other NEO's AIP award opportunity.

2018 - 2020 Adjusted EBITDA (in $000s) vs AIP Payout %

$50,000
$40,000
$30,000
$20,000
$10,000
$0
150%
100%
50%
0%

	2018 EBITDA	2019 EBITDA	2020 EBITDA
EBITDA (1)(2)	29,693	38,647	35,281
AIP %	99.3%	93.5%	0.0%

(1)    “Adjusted EBITDA” is a compensation performance metric that is equal to our operating income adjusted to eliminate the effects of interest expense, income tax expense, depreciation and amortization, our AIP and our long-term incentive plan ("LTIP") compensation, foreign exchange impact, unplanned acquisition activity and other certain non-routine and non-operating items (for additional detail, see the Annual Incentive Plan section).
(2)    The two compensation performance metrics, “Adjusted EBITDA” and “Adjusted Net Sales,” were replaced as part of an incentive structure implemented and amended by the Compensation Committee as a result of the economic environment created by the pandemic and described herein.
(3)    “Adjusted Net Sales” is a compensation performance metric that is equal to our net sales adjusted to eliminate the effects of the net effect of foreign exchange changes and unplanned acquisition sales (for additional detail, see the Annual Incentive Plan section).

2020 Changes to the Compensation Program due to Covid-19

As a result of the pandemic and the impact to the Company, the Board took action related to the base compensation for the CEO and other NEOs. Accordingly, the Board discontinued the previously approved plan as of the start of 2020 (the “Approved Plan”) and then approved a plan (the “Amended Plan”) that was designed to meet the needs of the Company in a changed environment to best serve the interests of the shareholders. The Board established new performance goals, metrics and adjusted payout opportunities for the second half of 2020. Below, we are highlighting the actions taken relative to our executive compensation program in 2020.

2020 Base Salary Actions

Approved Plan: a merit increase was approved, effective March 16, 2020, for Mr. Knutson. Merit increases were not approved for Messrs. DeCata and Jenkins.

Amended Plan: the approved merit increase for Mr. Knutson was not implemented due to the onset of the pandemic. Additionally, base salary reductions were put in place for all participants, including the NEOs, as follows:

•Mr. DeCata's base salary was reduced by 30% effective April 16, 2020, and reinstated effective January 1, 2021.
•Messrs. Knutson and Jenkins base salaries were reduced by 25% effective April 16, 2020, and reinstated effective August 1, 2020.

Upon reinstatement of the NEOs' base salaries, there was no recoupment of the salary reductions applied during the salary reduction period.

2020 Annual Incentive Plan Actions

Approved Plan: The Approved Plan consisted of award opportunities to be earned based upon performance towards 2020 full year measures. The financial performance measures used to determine the level of performance and associated payouts were as follows:

•90% of our CEO and other NEO's 2020 AIP award opportunities were based upon performance relative to Adjusted EBITDA and Adjusted Net Sales. In 2020, to support a key Company strategic growth initiative we continued to include Net Sales from Acquisitions as a performance goal required to earn the other 10% of our CEO and other NEO's AIP award opportunity.
•The Company established AIP performance goals for 2020. Due to the impact of Covid-19 on our business, the Board reviewed the performance goals approved for the 2020 AIP and made revisions to the structure for the second half of 2020, as described in the "Amended Plan" section below.

Amended Plan: the Approved Plan was terminated with no payouts earned by the participants. The Amended Plan consisted of partial year award opportunities to be earned based upon financial performance goals set for the period of July 1, 2020 through December 31, 2020, measured separately by quarter, as well as continuation of the Net Sales from Acquisitions performance goal set for the period of January 1, 2020 through December 31, 2020. The Approved Plan Adjusted EBITDA and Adjusted Net Sales full year measures were replaced with a second half Regulation G EBITDA measure. The Approved Plan measure for Net Sales from Acquisitions was not amended. The details of the Amended Plan were as follows:

▪$15.9 million in second half Regulation G EBITDA (for additional detail, see the 2020 AIP section) compared to a $18.8 million target
▪$62.4 million (based on most recent 12 months of sales at acquisition date) in Net Sales from Acquisitions (for additional detail, see the 2020 AIP section) compared to a $20.0 million target
▪As a result, the 2020 AIP Amended Plan payouts were 63.5% of the CEO and other NEOs' Approved Plan target bonus award opportunity.

2020 Long-Term Incentive Plan Actions

Although the Company was impacted by the pandemic, the Board did not adjust the pre-defined performance goals related to outstanding LTIP awards granted to the CEO and other NEOs.

CEO and NEOs' Compensation is aligned with Performance and Stockholder Value

To summarize how our CEO and other NEOs’ compensation have been aligned with performance over the 2018-2020 performance cycle, the narrative and tables provided in this Overview illustrate the grant date value of the AIP and LTIP pay opportunities, as well as the compensation realizable and realized from these awards over the same time period. We believe the inclusion of realizable compensation enhances our compensation disclosure because realizable pay is compensation that focuses on the middle of our compensation lifecycle - after award opportunities have been granted, but not yet vested. Additionally, realized compensation sets forth the compensation that has been earned based upon awards granted throughout the three-year performance cycle.

The Board has taken concerted actions to align the compensation of our CEO to tangible financial results and increases in stockholder value. We do this primarily by considering several key factors: the CEO's pay mix, our performance-based AIP, long-term incentives with potential value to be realized aligned with tangible growth in stockholder value, and by encouraging share ownership. We are providing additional discussion on each of these factors.

CEO AIP payout is 100% formula-based, linked to three key drivers of long-term value

Our CEO’s annual incentive opportunity is tied directly to organic growth in Adjusted Net Sales, growth in Adjusted EBITDA and Regulation G EBITDA (as part of the 2020 Amended AIP Plan), and Net Sales From Acquisitions (added in 2017), the key strategic drivers which we believe drive long-term growth in stockholder value. Over the 2018-2020 performance period, our CEO’s annual bonus and performance relative to these performance metrics has been as follows:

	2018	2019	2020
Adjusted EBITDA (in $000s)	$29,693	$38,647	$35,281
Payout percentage	99.3%	93.5%	—%
Adjusted EBITDA payout	$333,648	$314,194	$—

Adjusted Net Sales (in $000s)	$351,658	$371,897	$330,197
Payout percentage	127.6%	87.7%	—%
Adjusted Net Sales payout	$214,368	$147,336	$—

Net Sales from Acquisitions (in $000s) (1)	$2,858	$—	$62,432
Payout percentage	—%	—%	150.0%
Net Sales from Acquisitions payout	$—	$—	$84,000

Regulation G EBITDA (in $000s) (2)	N/A	N/A	$15,936
Payout percentage	N/A	N/A	59.9%
Regulation G EBITDA payout	$—	$—	$271,607

Annual AIP target	$560,000	$560,000	$560,000
Annual AIP payout	$548,016	$461,530	$355,607
Annual AIP % payout	97.9%	82.4%	63.5%
(1)    Performance measure retained as part of the Amended Plan.
(2)    Performance measure included as part of Amended plan, replaced the Adjusted EBITDA and Adjusted Net Sales measures included in the 2020 Approved Plan; see Annual Incentive Plan section for additional detail.

CEO LTI Awards aligned with meaningful increases in share price

Our performance-based LTIP is a significant portion of the compensation awarded to each of our NEOs. The LTIP award opportunity is based on a total target opportunity for each executive and is delivered in different award types, which are earned based on results compared to pre-defined financial measures and increases in Company stock price over the performance period, directly linking our NEO's compensation to increases to stockholder value.

Compensation Program is aligned with Long-Term Stockholder Value. The following represents important elements of our long-term incentive plan:
•We encourage a long-term orientation of our executives by requiring three-year cliff vesting under the terms of our LTIP cash and equity-based awards.
•Our Amended and Restated 2009 Equity Plan does not permit repricing or replacing underwater stock options or stock appreciation rights (including cash buyouts) without prior stockholder approval.
•The NEOs are rewarded for growth in the same manner as stockholders and will realize value for the majority of their incentive compensation awards if the Company's stock price appreciates in value from the date the award is approved.
•We require a post-vest holding period for our three most senior NEOs.
•We are highlighting the Company's stock price performance from January 1, 2018, through December 31, 2020, reflecting an appreciation of 105.7% over the three-year performance period.

$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
$24.75
$31.60
$52.10
$50.91
1/1/2018
12/31/2018
12/31/2019
12/31/2020

The chart below illustrates the realizable and realized compensation for Mr. DeCata over the three-year performance period. The Company's stock price appreciation over the last three years has resulted in realized and realizable compensation above the granted pay opportunity. This is due to the structure of the cash and equity award granted to Mr. DeCata in connection with his employment agreement in 2017, as amended in 2018, in lieu of his LTIP participation for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022 and illustrates our commitment to a pay-for-performance philosophy. In connection with this award, the following awards have been realized during the three-year performance period:

•Mr. DeCata was granted 57,934 MSUs at target and 86,901 shares vested at maximum on December 31, 2019. The number of MSUs that vested was based on the Company's trailing 60-day average closing stock price as of December 31, 2019, of $47.88, which was above stretch price of $32.00 (a 35% growth in value from grant date). Accordingly, Mr. DeCata received 150.0% of the target MSU award. The realized value of the vested shares based on the Company's closing stock price on December 31, 2019 of $52.10 per share was $4,527,542.

•Mr. DeCata was granted 29,083 shares of restricted stock that cliff-vested based upon Mr. DeCata's continued employment through August 14, 2020. The realized value of the vested shares based on the Company's closing stock on August 14, 2020 of $36.22 per share was $1,053,386.

•Mr. DeCata was granted 2,000 shares of restricted stock on April 11, 2018, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The shares cliff vested based on Mr. DeCata's continued employment through December 31, 2019. The realized value of the vested shares based on the Company's closing stock on December 31, 2019 of $52.10 per share was $104,200.

2018 - 2020 Chief Executive Officer Granted, Realizable & Realized Compensation

Value (in $000s)
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0

	Granted Pay Opportunity (1)	Realizable (2)	Realized (3)
Special Awards	2,251	6,220	5,685
LTIP	0	0	0
AIP	1,680	1,365	1,365
Base Salary	1,568	1,568	1,568

(1) “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2018-2020): (i) the grant date fair value of Mr. DeCata’s performance-based special awards, (ii) Salary (as reported in the SCT), (iii) target award opportunity of AIP, and (iv) the grant date fair value of LTIP awards as reported in the SCT.
(2) “Realizable Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2020, (ii) salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle and unvested long-term incentive awards for the ongoing performance cycle. This includes Mr. DeCata's grant of 2,000 RSUs on April 11, 2018, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. This also includes Mr. DeCata's grant of 5,000 RSAs in connection with his purchase of Company common stock following the payment of his 2017 AIP bonus and 5,500 RSAs in connection with his purchase of Company common stock following the payment of his 2019 AIP bonus. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2020 of $50.91.
(3) “Realized Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2020, (ii) salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle.

Total Stockholder Return. Additionally, in accordance with our pay-for-performance philosophy, our CEO's total direct compensation opportunities have been closely aligned with our TSR over the most recent 8-year period.

Summary Compensation Table (in $000s)
Year-End Share Price
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
12.25
26.72
23.35
23.80
24.75
31.60
52.10
50.91
2013
2014
2015
2016
2017
2018
2019
2020
CEO Compensation, SCT
Year-End Share Price

NEOs Compensation Aligns With Performance

The total compensation cost for our NEOs continues to be aligned with our business results and the market value of the Company. For the 2018-2020 performance cycle, we are disclosing the granted pay opportunity, realizable and realized compensation of our NEOs. At the same time, a meaningful portion of our NEO total compensation is provided in the form of SPRs and MSUs, with the actual value of these awards tied 100% to the Company’s share price performance.

Our NEO realized compensation is greater than the granted pay opportunity as a result of the vesting of 2018-2020 LTIP MSU awards at 150.0%. Realizable compensation is also higher than the granted pay opportunity as a result of the Company's stock price appreciation over the past 3 years of 105.7%.

2018 - 2020 Other NEOs Granted, Realizable & Realized Compensation (1)

9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Value (in $000s)

	Granted Pay Opportunity (2)	Realizable (3)	Realized (4)
LTIP	1,628	4,685	2,157
AIP	1,510	1,227	1,227
Base Salary	2,450	2,450	2,450

(1) The 2018-2020 aggregate granted pay opportunity, realizable and realized compensation for Messrs. Jenkins and Knutson are included in the chart above.
(2) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2018-2020): (i) salary (as reported in the SCT on page 44), (ii) target award opportunity of AIP, and (iii) the grant date fair-value of LTIP awards as reported in the SCT.
(3) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned long-term incentive awards for the completed performance cycle, as well as unvested LTIP awards for the ongoing performance cycle. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2020 of $50.91. The realizable value of the NEOs' 2019-2021 MSU awards is shown in the table above at Maximum award levels, as the Company's stock price as of December 31, 2020 exceeds maximum price of $49.00. The realizable value of the NEOs' 2020-2022 MSU awards is shown in the table above at Threshold award levels, as the Company's stock price as of December 31, 2020 falls below Threshold price of $62.50.
(4) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) salary earned, (ii) AIP earned, and (iii) the value of all earned LTIP awards for the completed performance cycle.

Human Capital Resources
Our organization supports a culture of continuous improvement and emphasizes the importance of addressing the needs of our customers. We require our employees to act with integrity in every aspect of our business while encouraging them to be results driven, team oriented and progressive. On December 31, 2020, our combined workforce included approximately 1,910 individuals, comprised of approximately 1,300 in sales and marketing, approximately 470 in operation and distribution and approximately 140 in management and administration. Approximately 1,750 of the 1,910 individuals are within the Lawson segment and the remaining are within Bolt. Approximately 8% of the workforce is covered by three collective bargaining agreements. We believe that our relations with our employees and their collective bargaining organizations are good. For more information with respect to Human Capital Resources, please refer to the Company's Form 10-K filed on February 25, 2021.

Named Executive Officer Retirement and Consulting Agreement

In connection with Mr. Jenkins’ retirement, the Company and Mr. Jenkins entered into a Retirement and Consulting Agreement dated as of March 2, 2021, pursuant to which Mr. Jenkins continued to serve as Executive Vice President, General Counsel and Secretary of the Company through March 31, 2021, and will thereafter provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Chief Executive Officer or Board of Directors. Mr. Jenkins received compensation and benefits through March 31, 2021 under his Employment Agreement dated as of August 29, 2012, including his bonus under the Company’s Senior Executive Officer Annual Incentive Plan for fiscal 2020 in the ordinary course. The consulting period will commence upon Mr. Jenkins’ retirement and will continue until March 31, 2026, subject to termination upon the occurrence of specified events. Mr. Jenkins shall be entitled to receive an annualized amount of $216,000 per year, payable monthly, for the consulting services. Mr. Jenkins’ service as a consultant shall be deemed to constitute continuing employment with the Company for purposes of his existing equity awards. Mr. Jenkins shall continue to be covered under the Company’s group health plan, including any spousal and dependent coverage, at active employee rates, through the end of the consulting period.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•Post-Vest Holding Requirement - In January 2016, the Compensation Committee instituted a two-year post-vest holding requirement for the CEO; Executive Vice President, Chief Financial Officer, Treasurer and Controller; and the Executive Vice President, Secretary and General Counsel. We believe this change better aligns these executives’ long-term interests with those of our stockholders. The executives are required to hold and not transfer or otherwise dispose of one hundred percent (100%) of MSUs, RSUs, PAs and RSAs granted after January 1, 2016 (including those granted in 2020), which vest and are then issued as shares of common stock, net of taxes. In addition, future awards granted in the form of equity may also be subject to this holding requirement. The holding period requirement survives their potential separation from the Company through the applicable hold period.

•Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold (as described in more detail under "Anti-Hedging Policy" on page 18).

•Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as described in more detail under "Clawback Policy" on page 18).

•Gross-Up on Change-in-Control Payments - We do not pay tax gross-ups for change in control ("CIC") payments under Code Section 280G.

•Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•Compensation Practices Not Permitted:
◦A supplemental executive retirement plan (SERP);
◦Single-trigger golden parachute payments;
◦Perquisites for former or retired executives;
◦Personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance; and
◦Payments for cause terminations or resignations other than for good reason following a change-in-control.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs Say-on-Pay Proposal is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 12, 2020, our Say-on-Pay Proposal received 98.4% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2020 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes when making future compensation decisions for the NEOs. In 2017, the stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Compensation Philosophy and Objectives

Our compensation programs are designed to encourage and reward the creation of long-term stockholder value. The Company's executive compensation programs reward executives for the development and execution of successful business strategies that lead to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provide annual cash compensation, which includes a base salary and an annual incentive opportunity, and a long-term incentive opportunity, which is largely based on increases to share price of the Company's common stock from the date of grant. We believe the mix of these forms of compensation, in the aggregate, balances the reward for each executive's contributions to our Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.Accountability for Lawson's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our NEOs' compensation increases or decreases are based on how well they achieve the established performance goals and the increase in stockholder value.

3.    Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance our NEO total compensation program to promote the achievement of both current and long-term performance goals. The Company’s overall compensation philosophy is to pay at the median of market competitive practices, with the ability of actual pay to exceed market median for exceeding goals. A NEO's compensation opportunity may benchmark above median levels reflecting individual qualifications, experience and position complexity, but the amount of compensation earned and/or realizable is designed to adjust with the results of our performance.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

Lawson maintains two peer groups of public companies - a “core” and a “supplemental" group of companies - in order to assist Lawson, the Compensation Committee and the Board to understand the current competitiveness of the total direct compensation ("TDC") of the NEOs as compared to market practices. Lawson uses the data from the peer groups to benchmark TDC which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size. In 2020, the Compensation Committee engaged FGMK, LLC (“FGMK”), an independent advisory firm, to review these two peer groups to help determine their continued relevance for helping make sound compensation decisions.

As a result of this review, we made no modifications to the composition of the core peer group from the prior year, which included the same 12 companies used in the prior year. The core peer group consists of companies within Lawson's industry with revenues and market capitalization similar to that of Lawson. The core peer group companies had 2019 median revenue of approximately $435 million and a market capitalization of $378 million compared to Lawson's 2019 revenue of $371 million and market capitalization of $467 million. Lawson also uses this peer group to benchmark Lawson’s financial and stockholder return performance as part of making executive pay decisions, as this group comprises many of our direct business competitors. Many of these companies are also used by institutional investors as stockholder return comparators to Lawson.

The 2020 supplemental peer group consists of 21 companies, with median revenue of $445 million and market capitalization of $446 million, thus similar to Lawson in terms of size. The supplemental peer group served as an additional reference point so Lawson could make appropriate compensation decisions based upon comprehensive market reference points.

The core and supplemental peer groups include the following companies:

Lawson Products, Inc. Core Peer Group
AMPCO-Pittsburgh Corp.	Houston Wire & Cable Inc.
Applied Industrial Technologies, Inc.	Insteel Industries
Circor International Inc.	Kadant Inc.
DXP Enterprises Inc.	NN Inc.
Gorman-Rupp Co	Starrett (L.S.) Co - CLA
Hurco Companies Inc	Twin Disc Inc.

Lawson Products, Inc. Supplemental Peer Group
Allied Motion Technologies	P.A.M. Transportation Svcs
Badger Meter Inc	Patrick Industries Inc
Columbus McKinnon Corp	Perma-Pipe International Holdings, Inc.
Culp Inc	Powell Industries Inc
Dynamic Materials Corp	Preformed Line Products Co
Eastern Co	Synalloy Corp
Foster (LB) Co	Trex Co Inc
Haynes International Inc	USA Truck Inc
Helios Technologies	Vicor Corp
LSI Industries Inc	Vishay Precision Group Inc
Lydall Inc

The Compensation Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to Lawson's executives. Compensation for Lawson's executives is generally managed within the ranges of compensation paid by companies in the core and supplemental peer groups (“the Peer Group”).

NEO Compensation Competitiveness Compared to the Peer Group

Below is a summary of how the 2019 actual TDC (2019 base salary, three-year average AIP bonus payout and the three-year average LTI grant value) of the Lawson's NEOs compares to the combined core and supplemental peer groups' median and 75th percentiles. In addition to overseeing the Legal Department and Corporate Secretary functions, Mr. Jenkins also has management responsibility for the Human Resources Department.

	Median TDC, in ($000s)	75th Percentile TDC, in ($000s)	Lawson, in ($000s)
Title			TDC (1)
Michael G. DeCata	$1,897.3	$2,551.7	$2,030.1
President and Chief Executive Officer

Ronald J. Knutson	803.0	1,044.6	925.3
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	846.7	1,211.2	1,098.0
Executive Vice President, Secretary and General Counsel
(1)    Represents the NEO's 2019 Base Salary, average AIP earned for 2017 - 2019 performance cycle and the average grant date fair value from the 2017 - 2019, 2018 - 2020 and 2019 - 2021 LTIP plans. Due to pandemic-related actions taken by the Board, the benchmarking and actual compensation for the CEO and other NEOs excludes 2020 compensation for comparison purposes.

Elements of Total Compensation

In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which is equity based. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Compensation Committee believes the mix of these forms of compensation, in the aggregate, supports the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provide for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance.

The following table describes each executive compensation element utilized in 2020 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The 2020 AIP was designed to reward specific annual performance against business measures set by the Board. The amount of the 2020 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

2020-2022 Long-Term Incentive Plan
The 2020-2022 LTIP was designed to align executives with the long-term interests of stockholders. The Committee believes that PAs based on performance against Company ROIC goals are a good indicator of whether or not the Company is improving cash flows and thus increasing the enterprise value of the Company. MSUs are an incentive to meaningfully increase share price over a three-year performance cycle. The MSUs are scheduled to vest from 0% to 150% of an individual executive's target incentive based on share price performance. RSUs were granted as a retention incentive aligned with future changes to share price. All three LTIP incentives cliff-vest at the end of fiscal year 2022.
		X	X	X

Other Compensation and Benefit Programs
Lawson offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program and other federally provided programs outside of the United States. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans.
X

Base Salary

We provide NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•Competitive market data based upon peer group benchmarking;
•The experience, skills and competencies of the individual;
•The duties and responsibilities of the respective executive;
•The ability of the individual to effectively transform our company and culture; and
•The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion. Our NEOs are eligible to receive the same percentage annual merit percentage increase applicable to all other employees and may receive an increase that is more or less than our merit increase guideline as a result of each NEO's current base salary vs. market levels, changes in duties, performance or retention considerations. 2020 base salary increases were not awarded for our CEO and other NEOs.

The base salaries for the NEOs in 2019 and 2020 were as follows. As previously discussed, in order to mitigate the impact of COVID-19, the base salary of Mr. DeCata was reduced by 30% and the base salary of Messrs. Knutson and Jenkins were reduced by 25%. These actions were applied effective April 16, 2020 and reversed effective August 1, 2020 for Messrs. Knutson and Jenkins due to additional responsibilities incurred in connection with the Partsmaster acquisition and as the Company's financial position improved. Mr. DeCata's base salary was reinstated to $560,000 effective January 1, 2021. Upon reinstatement of the NEOs' base salaries, there was no recoupment of the salary reductions applied during the salary reduction period.

Executive Name	2019 Base Salary (1)	2020 Base Salary (2)
Michael G. DeCata	$560,000	$560,000
Ronald J. Knutson	381,924	381,924
Neil E. Jenkins	456,983	456,983
(1)    2019 base salaries were effective March 16, 2019.
(2)    2020 base salaries were effective March 16, 2020 and are not reflective of the salary reductions discussed herein. The actual base salary paid to each executive, inclusive of the salary reductions, is reported in the SCT on page 44.

Annual Incentive Plan

We require our NEOs to be focused on achievement of the critical, strategic and tactical objectives that lead to annual Company success. Therefore, performance goals under our AIP align their compensation with our annual business objectives. The design of the AIP, the selected performance measures and targets and the timing of payouts are designed to drive positive business performance on an annual basis.

2020 AIP

Pursuant to the terms of the 2020 AIP, each NEO was granted a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% of the target AIP opportunity for our NEOs.

At the beginning of each year, the Compensation Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives are established based upon the operating budget approved by the Board. Actual year-end financial results are compared to plan objectives in order to determine the amount of any NEO bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee may reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Compensation Committee may not increase any bonus payable to a NEO.

As stated previously, due to the critical nature facing the Company at the onset and through the course of the Covid-19 pandemic, we reassessed the total cash compensation program that had been previously approved by the Board for our executives. Accordingly, the Board amended the compensation packages and award structure related to management's total cash compensation program as approved at the start of 2020 (the “Approved Plan”) and established new performance goals, metrics and adjusted payout opportunities for the second half of 2020 (the “Amended Plan”).

Approved Plan

The Company utilized pre-established performance criteria that are intended to align executive compensation with our 2020 business objectives. The 2020 AIP financial performance targets, which were set at levels in excess of the actual 2019 results, were as follows (dollars in thousands):

	Approved Plan Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$40,500	$45,000	$49,500
Payout percentage	50%	100%	150%

Adjusted Net Sales	$385,200	$393,900	$402,900
Payout percentage	50%	100%	150%

Net Sales from Acquisitions	$12,000	$20,000	$60,000
Payout percentage	50%	100%	150%

The Compensation Committee approved AIP short-term performance goals to focus our NEOs on business priorities for the upcoming year. Under the 2020 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2020 AIP Target		2020 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Adjusted Net Sales Dollars	Net Sales from Acquisitions
Michael G. DeCata	$560,000	100%	60%	30%	10%
Ronald J. Knutson	229,154	60%	60%	30%	10%
Neil E. Jenkins	274,190	60%	60%	30%	10%

The 2020 AIP financial performance measure targets and actual results were as follows (dollars in thousands):

		2020 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$35,281	$40,500	$45,000	$49,500
Payout percentage (1)	—%	50%	100%	150%

Adjusted Net Sales	$330,197	$385,200	$393,900	$402,900
Payout percentage (1)	—%	50%	100%	150%

Net Sales from Acquisitions (2)	$62,432	$12,000	$20,000	$60,000
Payout percentage	150.0%	50%	100%	150%
(1)    Performance measure replaced as part of Amended plan, see "Amended Plan" section below for additional detail.
(2)    The Net Sales from Acquisitions performance measure was continued in the Amended Plan.

Compensation Performance Metrics
•Adjusted EBITDA
◦The Adjusted EBITDA target of $45.0 million was established based on our planned 2020 Adjusted EBITDA. Actual 2020 Adjusted EBITDA, including the AIP and LTIP plans was $27.3 million. This amount was then adjusted for foreign exchange rate changes, Partsmaster acquisition activity and costs and goodwill impairment for Screw Products, which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $8.0 million resulting in an Adjusted EBITDA of approximately $35.3 million for 2020.

•Adjusted Net Sales
◦Adjusted Net Sales consisted of Net Sales, increased for the net effect of foreign exchange rate changes and decreased for 2020 Partsmaster sales which were not included in the established target. The aggregate amount of all approved adjustments was a decrease of $21.4 million.

The actual financial results of the Approved Plan finished below threshold objective for Adjusted EBITDA and Adjusted Net Sales and no payouts were earned or awarded under the Approved Plan for these measures.

Amended Plan

In response to the business downturn resulting from the COVID-19 pandemic, the Board reviewed and amended the Approved AIP award structure to provide a partial year award opportunity to be earned based upon financial performance goals established for the period of July 1, 2020 through December 31, 2020, measured separately on a quarterly basis. The Approved Plan Adjusted EBITDA and Adjusted Net Sales full year measures were replaced with a second half Regulation G EBITDA measure. The Approved Plan measure for Net Sales from Acquisitions was not amended. The Amended Plan financial performance targets were as follows (dollars in thousands):

	Amended Plan Performance Targets
	Threshold	Target	Maximum
Regulation G EBITDA	$12,000	$18,754	N/A
Payout percentage	23%	100%	N/A

Net Sales from Acquisitions (1)	$12,000	$20,000	$60,000
Payout percentage	50%	100%	150%
(1)    Net Sales from Acquisitions measure from the Approved Plan was not adjusted.

Under the Amended Plan, target opportunities as a percent of each NEO's salary were set to approximately 90.0% of the participant's original target award opportunity for the Approved Adjusted EBITDA and Adjusted Net Sales measures and were set as follows:

	Approved Plan Target			Amended Plan Target
	Adjusted EBITDA	Adjusted Net Sales Dollars	Total Target	Regulation G EBITDA
Michael G. DeCata	$336,000	$168,000	$504,000	$453,600
Ronald J. Knutson	137,492	68,746	206,238	185,614
Neil E. Jenkins	164,514	82,257	246,771	222,094

The Amended Plan financial performance measure targets and actual results were as follows (dollars in thousands):

		2020 Amended Plan Targets
	Actual Results	Threshold	Target	Maximum
Regulation G EBITDA	$15,936	$12,000	$18,754	N/A
Payout percentage	59.9%	23%	100%	N/A

Net Sales from Acquisitions	$62,432	$12,000	$20,000	$60,000
Payout percentage	150.0%	50%	100%	150%

Amended Plan Performance Metric
•Regulation G EBITDA
◦The Regulation G EBITDA target of $18.7 million was established for July 1, 2020 - December 31, 2020 based on our revised 2020 expectations in light of the impact of Covid-19 on our operations. Actual EBITDA was $5.0 million. This amount was then adjusted for stock based compensation, Partsmaster acquisition activity and costs and goodwill impairment for Screw Products, which were not included in the established target. The aggregate amount of all approved adjustments was an increase of $10.9 million resulting in a Regulation G EBITDA of approximately $15.9 million for the period of July 1, 2020 - December 31, 2020.

The actual financial results of the Amended Plan finished above maximum objective for Net Sales from Acquisitions and above threshold objective, but below target objective for Regulation G EBITDA. This resulted in 2020 Amended Plan payouts equal 69.7% of the Amended Plan target award opportunity for our NEOs, and 63.5% of Approved Plan target award opportunity.

	2020 Amended AIP Payout
	Target Payout	Net Sales from Acquisitions Payout (1)	Regulation G EBITDA Payout (2)	Total AIP Payout
Michael G. DeCata	$509,600	$84,000	$271,607	$355,607
Ronald J. Knutson	208,529	34,373	111,143	$145,516
Neil E. Jenkins	249,513	41,128	132,985	$174,113
(1)    Payouts based on Company's performance against the Net Sales from Acquisitions measure, as part of the 2020 AIP Approved Plan.
(2)    Payouts based on Company's performance against the Reg G EBITDA measure, as part of the 2020 AIP Amended Plan.

Long-Term Incentive Plan

Background - LTIP

The Compensation Committee directly engaged independent compensation consultant FGMK to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals and supportive of the Company's strategy for retaining and motivating leadership talent, as well as rewarding for superior performance. The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives.

2020-2022 LTIP

In 2020, long-term incentive awards were granted to the NEOs using three LTI award opportunities: twenty percent (20%) of the total target opportunity was granted in the form of RSUs, forty percent (40%) in PAs, and forty percent (40%) in MSUs. The target value of each award and the total 2020-2022 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award (1)	PA Target Award (1)	MSU Target Award (1)	Total 2020-2022 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	61,108	122,216	122,216	305,540
Neil E. Jenkins (3)	—	—	—	—
(1)    Additional shares are granted to Mr. Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.0%, as determined by an independent valuation.
(2)    Mr. DeCata did not participate in the 2020-2022 LTIP; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017, and amended on April 11, 2018, as described in the "Compensation Agreements" section.
(3)    Mr. Jenkins did not participate in the 2020-2022 LTIP.

Rationale for 2020-2022 LTIP Awards
Why award RSUs? RSUs were granted as a retention incentive that are aligned to the long-term interests of stockholders by rewarding executives for Lawson's share price change. The RSUs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2022, provided that the participant remains continuously employed by the Company through such date. Mr. Knutson is subject to a two-year post-vest holding requirement on RSUs granted as part of the 2020-2022 LTIP. He cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2025.

Why award PAs? PAs vest at the end of the three-year performance cycle based on the Company's performance against annual ROIC targets set in conjunction with the approved operating plan. The PA payout is calculated based on the Company’s 3-year cumulative average ROIC results relative to the cumulative 3-year average ROIC performance goal. PAs are exchangeable for Company common stock or an equivalent cash payment, at the Compensation Committee's discretion. ROIC% was selected as a performance metric because we feel this measure is a good indicator of whether or not a company is improving cash flows and thus increasing the enterprise value of the Company. We feel ROIC% is a solid indicator of company earnings generated by its capital base and aligned with future increases in shareholder value.

Why award MSUs? MSUs are stock-settled awards that have a direct link to long-term interests of stockholders by rewarding executives for Lawson’s share price change vs. threshold, target and maximum stock price goals as recommended by the Committee, measured over the three-year performance cycle from grant date. The actual number of shares of our common stock issuable under MSUs is, therefore, variable based on the Company’s stock price over the three-year performance period. Mr. Knutson is subject to a two-year post-vest holding requirement on MSUs granted as part of the 2020-2022 LTIP. He cannot transfer or otherwise dispose of any of these awards until January 1, 2025.

For the 2020-2022 LTIP, the potential value of MSUs is determined as follows:
•The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-trading day weighted average closing price of the Company's common stock on the vest date of December 31, 2022. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Weighted Average Closing Stock Price (as of December 31, 2022)	$62.50	$71.50	$81.00
% of Target MSUs Vested	50%	100%	150%

If the weighted average stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $62.50, the executive would not receive an award. If the stock price exceeds $81.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2019-2021 LTIP

In 2019, long-term incentive awards were granted to the NEOs in three vehicles: thirty percent (30%) of the total target opportunity was granted in the form of RSUs, twenty percent (20%) in SPRs and fifty percent (50%) in MSUs. The target value of each award and the total 2019-2021 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award (1)	SPR Target Award	MSU Target Award (1)	Total 2019-2021 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	91,662	61,107	152,770	305,539
Neil E. Jenkins	109,676	73,117	182,793	365,586
(1)    Additional shares are granted to Messrs. Jenkins and Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.0%, as determined by an independent valuation.
(2)    Mr. DeCata did not participate in the 2019-2021 LTIP; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017, and amended on April 11, 2018, as described in the "Compensation Agreements" section.

•The RSUs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2021, provided that the participant remains continuously employed by the Company through such date. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on RSUs granted as part of the 2019-2021 LTIP. The executives cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2024.

•The SPRs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2021, provided that the participant remains continuously employed by the Company through such date. Each participant will then have five years after this vest date to exercise the vested SPRs. Additional details on the SPRs include:

▪The exercise price of the SPR award was equal to $30.54.
▪The executive will realize ordinary income on the difference between the exercise price and the fair market value of the SPRs at exercise date.
•The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-trading day weighted average closing price of the Company's common stock on the vest date of December 31, 2021. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on MSUs granted as part of the 2019-2021 LTIP. The executives cannot transfer or otherwise dispose of any of these awards until January 1, 2024. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Weighted Average Closing Stock Price (as of December 31, 2021)	$40.00	$44.00	$49.00
% of Target MSUs Vested	50%	100%	150%

If the weighted average stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $40.00, the executive would not receive an award. If the stock price exceeds $49.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2018-2020 LTIP

In 2018, long-term incentive awards were granted to the NEOs in three vehicles: thirty percent (30%) of the total target opportunity was granted in the form of RSUs, thirty percent (30%) in SPRs and forty percent (40%) in MSUs. The target value of each award and the total 2018-2020 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award (1)	SPR Target Award	MSU Target Award (1)	Total 2018-2020 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	88,993	88,993	118,656	296,642
Neil E. Jenkins	106,482	106,483	141,975	354,940
(1)    Additional shares are granted to Messrs. Jenkins and Knutson in consideration for the two-year post-vest holding period applicable to vested shares. The additional shares are based on a two-year discount of 17.0%, as determined by an independent valuation.
(2)    Mr. DeCata did not participate in the 2018-2020 LTIP plan; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017, and amended on April 11, 2018, as described in the "Compensation Agreements" section.

•The RSUs vested in full upon the completion of the three-year performance cycle on December 31, 2020, as each participant remained continuously employed by the Company through such date. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on RSUs granted as part of the 2018-2020 LTIP. The executives cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2023.

•The SPRs cliff vested in full on December 31, 2020, as each participant remained continuously employed by the Company through such date. Each participant has five years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

▪The exercise price of the SPR award was equal to $24.70.
▪The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.
•The Company's trailing weighted average 60-day closing stock price as of December 31, 2020 was $47.87. The MSU award was awarded at Maximum, as the 60-day weighted average closing stock price exceeded $37.00 and the executives received 150.0% of their target MSU award. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on MSUs granted as part of the 2018-2020 LTIP. The executives cannot transfer or otherwise dispose of any of these awards until January 1, 2023.

	Threshold	Target	Maximum
Weighted Average Closing Stock Price (as of December 31, 2020)	$28.00	$32.00	$37.00
% of Target MSUs Vested	50%	100%	150%

Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all of our employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

Non-qualified benefits available to executives include the opportunity to receive Company profit sharing and 401(k) matching contributions in excess of the 2020 IRS annual compensation limit of $285,000, but not to exceed their current base salary, as well as the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of compensation arising from cash or vested stock-based compensation until a later year from the year earned and, therefore, defer payment of income taxes into retirement years when their personal income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds for cash compensation deferrals, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2020, the Company did not make a profit sharing contribution of participant's eligible earnings.

Perquisites

We occasionally offer relocation benefits to certain executives under our executive relocation policy. However, we do not offer other perquisites for our executives nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. Each NEO is eligible to receive up to $1,000 for financial planning.

Separation and Change-in-Control

Employment and Change-in-Control Contracts

Certain NEOs have employment contracts with the Company as further described in the "Compensation Agreements" section on page 42. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change-in-control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Role of the Independent Compensation Consultant

In 2020, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer compensation and make recommendations on peer group determination, performance metrics and incentive opportunity levels for the NEOs. FGMK was asked to make recommendations related to the LTIP awards, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. FGMK performs no other services for the Company. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee who has the right to terminate FGMK at any time.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our “covered employees” (as defined by Section 162(m), generally, our current and former named executive officers) in excess of $1.0 million. Prior to the enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) provided an exception from this deduction limit for certain forms of “performance-based compensation,” which included the gain recognized by covered employees upon the exercise of compensatory stock options and on the vesting of performance share awards. The TCJA repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that compensation paid to our covered employees in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017, commonly referred to as grandfathered amounts. While our Compensation Committee will continue to consider tax deductibility in determining executive compensation, the Compensation Committee will use its business judgment (as done from time to time in the past) when it is in our best interest to provide for compensation that may not be deductible.

Stock-Based Compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock awards, RSUs and MSUs as well as cash-based SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its NEOs are summarized below.

Mr. Michael G. DeCata

Mr. DeCata became employed under an October 16, 2012 agreement. Mr. DeCata has been instrumental to the Company's business turnaround and path to future profitable growth. The Board believed it was important to retain Mr. DeCata on a long-term basis. Therefore, on August 14, 2017, the Company entered into an employment agreement ("Employment Agreement") with Michael G. DeCata, as President and Chief Executive Officer. This Employment Agreement replaced and superseded the employment agreement, dated January 12, 2015, by and between the Company and Mr. DeCata. Mr. DeCata's annual base salary was set at $560,000 effective August 16, 2017.

Pursuant to this Employment Agreement, Mr. DeCata is eligible for a performance-based annual incentive opportunity as determined each year by the Board-approved Annual Incentive Plan. On or before the tenth day following the payment of an AIP bonus to Mr. DeCata, he is entitled to elect to use all or a portion of his after-tax AIP bonus to purchase shares of the Company's common stock. In connection with this election, Mr. DeCata will be entitled to receive an award of RSAs in an amount equal to the number of shares purchased, which vests 3 years from the grant date of the award.

As part of his Employment Agreement, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata was not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. However, to address a potential inconsistency with the Company’s Equity Plan, the Company and Mr. DeCata entered into an amendment of the Employment Agreement (the “Employment Agreement Amendment”) on April 11, 2018 to make changes to the equity award structure set forth in the Employment Agreement (as described further in the "Outstanding Equity Awards at December 31, 2020" section).

If the Company terminates Mr. DeCata without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. DeCata will receive 300% of his then current base salary payable in monthly installments for a period of 24 months; coverage under the Company's health benefit plans for an additional 24 months following termination for Mr. DeCata and his family; and all outstanding unvested equity awards that would have otherwise vested during the 24-month period had he remained employed during this period, if any, shall immediately vest upon the effective date of the termination. Mr. DeCata will have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any vested equity award that is subject to being exercised. This shall apply only to unvested equity awards where vesting is solely service-based, but shall not apply to unvested equity awards where vesting is performance-based in whole or in part.

If within 24 months following a CIC the Company terminates Mr. DeCata's employment without cause, or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, Mr. DeCata and his family will be covered under the Company's health benefit plans for two years following termination. All of Mr. DeCata's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested and he shall have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any equity award that is subject to being exercised.

In the event Mr. DeCata dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. DeCata's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. DeCata becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months plus his target bonus with respect to the year in which the termination occurs and at a rate equal to 60% of his then current salary for 24 months thereafter plus his target bonus with respect to the year in which the termination occurs. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Knutson's annual base salary was set at $381,924 effective March 16, 2018. The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Knutson without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Knutson will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, outplacement services not to exceed $25,000, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Knutson's employment without cause, or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Knutson and his family will be covered under the Company's health benefit plans for two years following termination and eligible to receive outplacement services not to exceed $25,000.

In the event Mr. Knutson dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Knutson's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Knutson becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current base salary for 24 months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Knutson has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Jenkins' annual base salary was set at $456,983 effective March 16, 2018. The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Jenkins will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Jenkins' employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Jenkins and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Jenkins' then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

EXECUTIVE COMPENSATION

2020 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last two fiscal years awarded to or earned by individuals who served during 2020 as the Company's CEO and each of the Company's two other most highly compensated executive officers in 2020.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Michael G. DeCata (6)	2020	$448,000	$—	$200,360	$—	$355,607	$20,116	$1,024,083
President and Chief Executive Officer	2019	560,000	—	—	—	461,530	28,796	1,050,326

Ronald J. Knutson	2020	354,075	—	305,548	—	145,516	16,833	821,972
Executive Vice President, Chief Financial Officer, Treasurer and Controller	2019	381,924	—	244,429	61,107	188,860	20,811	897,131

Neil E. Jenkins	2020	423,662	—	—	—	174,113	21,016	618,791
Executive Vice President, Secretary and General Counsel	2019	456,983	—	292,477	73,117	225,976	25,843	1,074,396
(1)    The amounts listed in this column represent the base salary paid to the NEOs in 2020 and 2019. As discussed, in order to mitigate the impact of COVID-19, the base salary of Mr. DeCata was reduced by 30% and the base salary of Messrs. Knutson and Jenkins were reduced by 25%. These actions were applied effective April 16, 2020 and reversed effective August 1, 2020 for Messrs. Knutson and Jenkins. Mr. DeCata's base salary was reinstated to $560,000 effective January 1, 2021.
(2)    The amounts in this column represent the aggregate grant date fair value of the MSU-based portion of the 2019-2021 LTIP and 2020-2022 LTIP to be awarded at the end of the three-year performance period determined in accordance with FASB Accounting Standards Codification ("ASC") 718 using a generally accepted valuation methodology. The maximum award that can be earned in year three of the 2020-2022 LTIP if maximum performance is achieved, based on the grant date value of our common stock and assuming a per share price of $81.00, which is the maximum performance goal, is as follows: Mr. DeCata - not eligible for the 2020-2022 LTIP; Mr. Knutson - $881,311 and Mr. Jenkins - not a participant in the 2020-2022 LTIP. Note: the grant date fair value amounts for the 2019-2021 LTIP have been corrected to properly reflect the 2-year post-vest holding period. These were incorrectly reported in last year's proxy as the following amounts: Mr. Knutson - $294,493 and Mr. Jenkins - $352,382. The amounts in this column also represent the restricted stock awards granted in 2020, which cliff vest subject to recipient's continued employment with the Company. The amounts in this column also represent the performance awards granted in 2020, which are exchangeable for the Company's common stock, or the equivalent amount in cash, based upon the achievement of certain financial performance metrics.
(3)    The amounts in this column represent the aggregate grant date fair value of the SPRs awarded in connection with the 2019-2021 LTIP using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.
(4)    Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2020 reported above were paid out in 2021.
(5)    See All Other Compensation table for details regarding the amounts in this column for 2020.
(6)    In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022.

ALL OTHER COMPENSATION IN 2020

	Profit	401(k)	Deferred
	Sharing	Matching	Compensation	Disability
	Contribution	Contribution	Contributions	Insurance	Financial
Name and Principal Position	(1)	(2)	(3)	(4)	Planning	Total

Michael G. DeCata	$—	$11,400	$6,520	$2,196	$—	$20,116
President and Chief Executive Officer

Ronald J. Knutson	—	11,400	2,763	2,670	—	16,833
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	—	11,400	5,546	4,070	—	21,016
Executive Vice President, Secretary and General Counsel
(1)    The Company did not make a profit sharing contribution for 2020.
(2)    The Company matches all plan participant contributions equal to 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.
(3)    The Company made a deferred compensation contribution of 4.00% of participants’ base salary in excess of the 2020 IRS annual compensation limit of $285,000 to all plan participants, including the NEOs as described above under the "Nonqualified Deferred Compensation" table.
(4)    The Company provides individual disability insurance coverage for all Vice Presidents, Executive Vice Presidents and the CEO/President.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards		Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/ SPR Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested

Named Executive Officer	Exercisable	Unexercisable

Michael G. DeCata	162,857	—	25.16	(3)	1/12/2022
	126,667	—	29.16	(3)	1/12/2022
	90,476	—	33.16	(3)	1/12/2022
	17,143	—	25.16	(3)	1/12/2022
	13,333	—	29.16	(3)	1/12/2022
	9,524	—	33.16	(3)	1/12/2022
	15,977	—	18.98	(4)	12/31/2023
	17,210	—	23.70	(5)	8/14/2024
	13,667	—	27.70	(5)	8/14/2024
	10,123	—	31.70	(5)	8/14/2024
	16,790	—	23.70	(5)	8/14/2024
	13,333	—	27.70	(5)	8/14/2024
	9,877	—	31.70	(5)	8/14/2024
				(6)		5,000	254,550
				(7)		2,500	127,275
				(8)		3,000	152,730

Ronald J. Knutson	6,208	—	25.16	(9)	12/31/2022
	9,023	—	18.98	(4)	12/31/2023
	7,983	—	22.75	(10)	12/31/2024
	8,742	—	24.70	(11)	12/31/2025
	—	5,017	30.54	(12)	12/31/2026
				(13)		3,616	184,091
				(14)		1,766	89,906
				(15)		1,766	89,906
				(16)				12,914	657,452
				(17)				3,627	184,640

Neil E. Jenkins	7,713	—	25.16	(9)	12/31/2022
	10,796	—	18.98	(4)	12/31/2023
	9,552	—	22.75	(10)	12/31/2024
	10,460	—	24.70	(11)	12/31/2025
	—	6,003	30.54	(12)	12/31/2026
				(13)		4,327	220,288
				(16)				15,452	786,661
(1)    The data in this chart represents grants under SPRs, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.
(2)    RSUs are valued at closing stock price at December 31, 2020 of $50.91.
(3)    Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 380,000 SPRs in lieu of his participation in the 2015-2017 LTIP. The options and SPRs were granted as follows: (a) 17,143 of the options and 162,857 of the SPRs have an exercise price of $25.16, (b) 13,333 of the options and 126,667 of the SPRs have an exercise price of $29.16 and (c) 9,524 of the options and 90,476 of the SPRs have an exercise price of $33.16. One-third of each tranche of options and SPRs vested and became exercisable on the first, second and third anniversaries of the grant date.
(4)    Represents the SPRs granted on 1/15/16, as part of the 2016-2018 LTIP, which vested on 12/31/2018.
(5)    Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 41,000 SPRs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The options and SPRs were granted as follows: (a) 16,790 of the options and 17,210 of the SPRs have an exercise price of $23.70, (b) 13,333 of the options and 13,667 of the SPRs have an exercise price of $27.70 and (c) 9,877 of the options and 10,123 of the SPRs have an exercise price of $31.70. One-third of each tranche of options and SPRs vested and became exercisable on the first, second and third anniversaries of the grant date.
(6)    Mr. DeCata was awarded 5,000 RSAs in connection with his purchase of Company common stock following the payment of his AIP bonus. The right to receive shares of common stock shall vest in full on March 7, 2021, provided Mr. DeCata does not sell or transfer the purchased shares prior to this date.
(7)    Mr. DeCata was awarded 2,500 RSAs in connection with his purchase of Company common stock following the payment of his AIP bonus. The right to receive shares of common stock shall vest in full on March 2, 2023, provided Mr. DeCata does not sell or transfer the purchased shares prior to this date.
(8)    Mr. DeCata was awarded 3,000 RSAs in connection with his purchase of Company common stock following the payment of his AIP bonus. The right to receive shares of common stock shall vest in full on March 9, 2023, provided Mr. DeCata does not sell or transfer the purchased shares prior to this date.
(9)    Represents the SPRs granted on 1/13/15 as part of the 2015-2017 LTIP, which vested on 12/31/2017.
(10)    Represents the SPRs granted on 1/12/17 as part of the 2017-2019 LTIP, which vested on 12/31/2019.
(11)    Represents the SPRs granted on 1/8/18 as part of the 2018-2020 LTIP, which vested on 12/31/2020.
(12)    Represents the SPRs granted on 3/5/19 as part of the 2019-2021 LTIP, which cliff vest on 12/31/2021 subject to the recipient’s continued employment with the Company.
(13) Represents the RSUs granted on 3/5/19 as part of the 2019-2021 LTIP, which cliff vest on 12/31/2021 subject to the recipient’s continued employment with the Company.
(14) Represents the RSUs granted on 2/25/20 as part of the 2020-2022 LTIP, which cliff vest on 12/31/2022 subject to the recipient’s continued employment with the Company.
(15) Represents the PAs granted on 2/25/2020 as part of the 2020-2022 LTIP. PAs are exchangeable for the Company's common stock, or the equivalent amount in cash, based upon the achievement of certain financial performance metrics during the performance period. PAs reflect threshold awards (i.e., the minimum payout level), as Company ROIC performance for the performance period is below the threshold performance level.
(16) Represents the MSUs granted on 3/5/19 as part of the 2019-2021 LTIP award, which cliff vest on 12/31/2021 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2021 and subject to the recipient’s continued employment with the Company. MSUs reflect stretch awards (i.e., the maximum payout level), as closing stock price at December 31, 2020 of $50.91 per share exceeds stretch price of $49.00.
(17) Represents the MSUs granted on 2/25/20 as part of the 2020-2022 LTIP award, which cliff vest on 12/31/2022 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2022 and subject to the recipient’s continued employment with the Company. MSUs reflect threshold awards (i.e., the minimum payout level), as closing stock price at December 31, 2020 of $50.91 per share does not meet threshold price of $62.50.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company's 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for any plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. The Company also makes a contribution to the Deferral Plan equal to the amount the executives, including NEOs, would have received under the Company's tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include funds generally similar to or as available through the Company's qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third-party administrator would be appointed to oversee the plan.

Named Executive Officer	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE (3)

Michael G. DeCata	$—	$6,520	$102,305	$2,727,850

Ronald J. Knutson	330,338	2,763	80,812	1,967,965

Neil E. Jenkins	—	5,546	726,676	5,339,319
(1)    Represents contributions in 2021 pertaining to 2020 earnings.
(2)    Represents 401(k) contributions in excess of the 2020 IRS annual compensation limit of $285,000. The Company did not make a profit sharing contribution based on 2020 results.
(3)    Amounts reported at the beginning of the fiscal year were $2,619,025, $1,554,050 and $4,607,097 for Messrs. DeCata, Knutson, and Jenkins, respectively.

Defined Benefit Plans

We do not maintain or contribute to any defined benefit pension plans or supplemental executive retirement plans for our NEOs.

DIRECTOR COMPENSATION IN 2020

Director Compensation

In 2020, Lawson's non-employee directors were eligible to receive an annual cash retainer of $75,000 (paid on a quarterly basis) for participating in the Board and Board committee meetings; however, as part of the Company's actions to mitigate the potential negative impacts of COVID-19, the annual cash retainer was temporarily reduced by 30% to $52,500. This temporary reduction was implemented in the third quarter and has been restored beginning with the first quarter 2021. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $75,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company.

The independent Lead Director received an additional $25,000 for his services, and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation (1)

Independent Lead Director	$25,000
Audit	20,000
Compensation	15,000
Nominating and Governance	7,500
(1)    As discussed previously, the Company has taken various actions to mitigate the potential negative impacts of COVID-19 including a temporary reduction of the additional annual compensation listed above (paid on a quarterly basis) of 30% of the amounts listed. This temporary reduction was implemented with the third quarter earnings and has been eliminated beginning with the first quarter 2021 earnings.

Director Compensation Table

The following table shows compensation earned in 2020 by non-employee directors.

Director	2020 Fees Earned or Paid In Cash	2020 Stock Awards (1)	2020 Total

Andrew B. Albert	$70,125	$75,000	$145,125
I. Steven Edelson	63,750	75,000	138,750
Charles D. Hale	63,750	75,000	138,750
Lee S. Hillman	114,750	75,000	189,750
J. Bryan King (2)	—	—	—
Mark F. Moon	63,750	75,000	138,750
(1)    Represents the fair market value of the RSUs for 2020 Board Service. As of December 31, 2020, each of our non-employee directors held 2,193 shares of unvested restricted stock, with the exception of J. Bryan King.
(2)    J. Bryan King waived his right to the regular cycle annual restricted stock grant for 2020, as well as any director fees for 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's policy regarding related party transactions is outlined in the Code of Conduct which is applicable to all employees and sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions. As described in the Company's Form-10-K, there was a related party transaction in 2020. During the twelve months ended December 31, 2020, the Company purchased approximately $0.9 million of inventory from a company owned by an immediate relative of a Board member at fair market value. The Company paid substantially all of the amount owed in the third and fourth quarters and therefore immaterial remaining liabilities exist as of December 31, 2020.

The Company's policy is for all transactions between the Company and any related person to be promptly reported to the Company's Secretary and General Counsel who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company's Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

FEES BILLED TO THE COMPANY BY BDO USA, LLP

BDO USA, LLP was the Company's independent registered public accounting firm ("independent auditor") in 2020 and 2019. Aggregate fees for professional services rendered for the Company by BDO USA, LLP for such years were as follows:

	Year Ended December 31,
	2020	2019
Audit Fees	$683,434	$541,000
Audit-Related Fees	—	—
Tax Fees	163,228	148,817
All Other Fees	—	15,750
Percentage of Total Fees Attributable to Non-Audit (“Other”) Fees	—%	2.23%
Total Fees	$846,662	$705,567

Audit Fees

Audit services include fees for the annual audit, review of the Company's reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to BDO USA, LLP's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002. 2020 audit fees include $88,500 related to the Partsmaster acquisition.

Audit-Related Fees

The Company did not pay to BDO USA, LLP any audit-related fees in 2020 or 2019.

Tax Fees

Aggregate fees of $163,228 and $148,817 billed by BDO USA, LLP in 2020 and 2019, respectively, are comprised of domestic and international income tax compliance and tax consulting services.

All Other Fees

The Company did not pay any other fees to BDO USA, LLP in Fiscal 2020. The Company paid 15,750 in other fees to BDO USA, LLP in Fiscal 2019 in relation to a filing for a S-3 and S-8 shelf registration.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the independent auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's independent auditors in 2020.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2020, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2020 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audit. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2020 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with BDO USA, LLP, our independent auditors, the matters required to be discussed under Auditing Standard No. 16, Communication with Audit Committees ("AS 16"), issued by the Public Company Accounting Oversight Board ("PCAOB"). AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards of the PCAOB (United States), (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP a letter providing the disclosures required by the PCAOB Rule 3526 (Independence Discussions with Audit Committees) with respect to any relationships between BDO USA, LLP and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us. BDO USA, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2020 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson
Charles Hale

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2020 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2020 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2022 Annual Meeting

We expect that our 2022 annual meeting of stockholders will be held within 30 days of May 11, 2022, which will be the first anniversary of the upcoming annual meeting. In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received by the Corporate Secretary at the Company's corporate headquarters located at 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631 by December 1, 2021.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received by the Corporate Secretary between January 21, 2022 and February 10, 2022, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 11, 2021 meeting. Refer to the Company's By-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Richard D. Pufpaf
Secretary

April 1, 2021

LAWSON Products VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of four directors to serve one year.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Andrew B. Albert	☐	☐	02 - I. Steven Edelson	☐	☐	03 - J. Bryan King	☐	☐
04 - Bianca A. Rhodes	☐	☐						

Proposal	For	Against	Abstain
2. Ratification of the Appointment of BDO USA, LLP	☐	☐	☐
3. To approve, in a non-binding vote, the compensation of our named executive officers	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.edocumentview.com/LAWS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - LAWSON PRODUCTS, INC.

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2021

Michael G. DeCata and Ronald J. Knutson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lawson Products, Inc. to be held on May 11, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

Note: In their discretion, the Proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)